Exhibit 99.2

CareDx Closes New $25 Million Debt Facility

Interest-only through February 2018

BRISBANE, CA, March 15, 2017: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it has signed a $25 million long-term debt agreement with an institutional investor, with all $25 million funded upfront.

This new facility consists of $27.78 million in convertible notes with a maturity date of February 28, 2020, an interest rate of 9.5% per annum payable monthly, and is convertible into the Company’s common stock at a price of $4.56 per share at the institutional investor’s option. The proceeds from this new facility will be used to pay off the Company’s current $11.2 million debt facility with East West Bank and provide additional funding for growth initiatives, including the proposed launch of AlloSure. Following the East West Bank pay off, CareDx will have cash and cash equivalents of approximately $21.6 million, including restricted cash of $9.375 million. Under the existing East West Bank facility, CareDx is required to make principal payments through the end of the agreement in December 1, 2018. With this new agreement with the institutional investor, the Company will make interest-only payments on the debt through February 2018. Craig-Hallum Capital Group LLC served as exclusive placement agent in connection with the transaction.

“We are pleased to have secured this facility providing us with liquidity enhancement”, said Peter Maag, CareDx President and Chief Executive Officer. “This new agreement will also provide the Company with additional capital as we continue launch AlloSure and strengthen operations across the Company.”

The agreement is a senior secured facility and calls for covenants, including additional debt and cash maintenance covenants. Beginning in March 2018, the institutional investor can, at its option require the company to repay up to $937,500 of the facility per month. These repayments can be honored in cash or, subject to certain limitations, Company stock at the Company’s election.

As part of the new debt facility, the Company will issue to the institutional investor 1,250,000 warrants to purchase shares of common stock. The warrants are exercisable 185 days from their grant date through their 5.5 year term at $5.00 per share.

Further information with respect to the new debt facility is contained in a Current Report on Form 8-K filed today by CareDx with the Securities and Exchange Commission.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection (ACR). CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA (dd-cfDNA) after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing products used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts, our proposed use of proceeds from the financing and our prospects. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our diagnostic studies, including obtaining sufficient clinical samples and participation of clinical investigators in such studies, the timeline for completion of research efforts, development and commercialization of additional diagnostic solutions including cell-free DNA, which is a lengthy and complex process that may not be successful, our dependence on Medicare for a substantial portion of our revenue, and our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any. These factors, together with those that are described in our filings with the SEC, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and the Annual Report on Form 10-K for the year ended December 31, 2015 as filed by us with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Contact

Jamar Ismail, Vice President

Westwicke Partners, LLC

T: +1 415-513-1282

E: jamar.ismail@westwicke.com